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[CREDIT SUISSE FIRST BOSTON CORPORATION LETTERHEAD]

                                                                EXHIBIT 23.5



August 24, 1997

Board of Directors
ACC Consumer Finance Corporation
12750 High Bluff Drive, Suite 320
San Diego, CA  92130



Members of the Board:

We hereby consent to the use of our opinion letter to the Board of Directors of ACC Consumer Finance Corporation, included as Annex C to the Prospectus and Proxy Statement which forms a part of the Registration Statement on Form S-4 of Household International, Inc., and to the references to such opinion in such Prospectus and Proxy Statement under the captions "Summary," "The Merger - Background of and Company Reasons for the Merger", "- Material Contacts and Board Deliberations" and "- Opinion of the Company's Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,


CREDIT SUISSE FIRST BOSTON CORPORATION

/s/ Michael E. Martin
--------------------------
Name:   Michael E. Martin
Title:  Managing Director